EXHIBIT 99.1

NEWS RELEASE

April 28, 2004

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq Symbol: CNXS	mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CNS, Inc. Increases Quarterly Dividend

        MINNEAPOLIS, April 28, 2004 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has approved increasing the company’s regular quarterly cash dividend from four cents per share to five cents per share of common stock, a 25 percent increase. The dividend is payable on June 4, 2004, to shareholders of record on May 21, 2004.

        “We are pleased to be able to increase the dividend to our shareholders,” said Marti Morfitt, president and chief executive officer of CNS. “This action reflects the board’s confidence in the company’s financial strength and long-term prospects.”

        CNS initiated a regular quarterly dividend in August 2003. The company has approximately 13.8 million shares outstanding.

About CNS, Inc.
CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on better breathing and digestive health products that address important consumer needs within the aging well/self care market. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

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